                       NATIONAL COMMERCE BANCORPORATION
                              ONE COMMERCE SQUARE
                           MEMPHIS, TENNESSEE 38150

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Commerce Bancorporation will be held in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, on Wednesday, April 24, 1996, at 10:00 a.m., local time, for the following purposes:

    1. To elect the six nominees named in the accompanying Proxy Statement as directors of the Company;

    2. To ratify the appointment of Ernst & Young LLP, independent certified accountants, as auditors of the Company for 1996; and

    3. To transact any and all other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 1, 1996, will be entitled to receive notice of and to vote at the Annual Meeting.

  Information relating to the above matters is set forth in the accompanying Proxy Statement dated March 26, 1996.

                                          By Order of the Board of Directors,

                                          Gus B. Denton
                                          Secretary

Memphis, Tennessee
March 26, 1996

WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, SHAREHOLDERS ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       NATIONAL COMMERCE BANCORPORATION
                              ONE COMMERCE SQUARE
                           MEMPHIS, TENNESSEE 38150

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1996

                             ---------------------

                                    GENERAL

PURPOSES OF SOLICITATION

  The Annual Meeting of the Shareholders of National Commerce Bancorporation (the "Company" or "NCBC") will be held on April 24, 1996, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders and in this Proxy Statement. The accompanying Proxy is solicited on behalf of the Board of Directors of the Company in connection with such meeting and any adjournments thereof. The term "NBC" as used in this Proxy Statement refers to National Bank of Commerce, Memphis, Tennessee, the Company's principal banking subsidiary. This Proxy Statement and the enclosed Proxy are being first mailed to the Company's shareholders on or about March 30, 1996.

OUTSTANDING VOTING SECURITIES AND PERSONS ENTITLED TO VOTE

  Only shareholders of record as of the close of business on March 1, 1996, will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, the Company had outstanding 24,846,704 shares of Common Stock, each share being entitled to one vote. Appraisal rights for dissenting shareholders are not applicable to the matters being proposed.

VOTING PROCEDURES

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates that it does not have discretionary authority to vote certain shares, those shares will not be considered as present and entitled to vote with respect to that matter. A majority of the Common Stock outstanding on the record date must be present to constitute a quorum.

                             ELECTION OF DIRECTORS

  The Company's Charter provides for a Board consisting of not less than three and not more than twenty-five directors. The Company's Charter divides the Board into three classes as nearly equal in number as possible, with each class serving a three-year term and one class elected at each Annual Meeting of Shareholders. The Board of Directors has set at nineteen the number of directors constituting the full Board for the ensuing year.

  At the Annual Meeting of Shareholders, six directors are to be elected as Class I directors for terms that expire at the Annual Meeting of Shareholders to be held in 1999. All of the nominees are members of the present Board and were elected at the Annual Meeting of Shareholders in 1994.

  The remaining thirteen directors presently on the Board will continue as members of the Board until their respective terms expire as indicated in the table below. In addition, the Board could, by a majority vote of the entire Board, increase the number of directors to up to twenty-five and fill the vacancies resulting from such increase for the remainder of the term of the classes in which each new directorship is created. Although the Board from time to time considers qualified candidates to become directors, the Board has made no decision to increase the number of directors.

  The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, should any of such nominees become unable to serve, the proxies may be voted for a substitute nominee or nominees or to allow the vacancy created thereby to remain open until filled by the Board.

   The presence of a quorum at the Annual Meeting, either in person or by written proxy, and a favorable vote of a plurality of the votes cast at the meeting are necessary to elect a nominee as director.

                           MANAGEMENT OF THE COMPANY

DIRECTORS

  The following table sets forth the names of the six nominees for election to the Board as members of Class I, as well as those incumbent directors who are members of Classes II and III. The table also contains, as to each nominee and present director, his or her age, a brief description of his or her principal occupation and business experience during the last five years, a description of any position or office held by him or her with the Company or NBC, directorships of certain publicly held companies (other than the Company) presently held by him or her, the year in which he or she was first elected or appointed a director of the Company, the number of shares and percentage of the Company's outstanding Common Stock beneficially owned by him or her as of February 1, 1996, and certain other information. The information in the table has been furnished by the respective individuals. Except as indicated in the notes to the following table, the persons indicated possess sole voting and investment power with respect to all shares set forth opposite their names.

                                                                  SHARES OF
                                                                    COMMON         PERCENT OF
                                                                    STOCK            CLASS
                                    PRINCIPAL                    BENEFICIALLY     BENEFICIALLY
                                    OCCUPATION        YEAR FIRST   OWNED AS         OWNED AS
                               FOR PAST FIVE YEARS     ELECTED    OF FEB. 1,       OF FEB. 1,
   NAME                  AGE    AND DIRECTORSHIPS      DIRECTOR    1996(1)          1996(1)
   ----                  ---   -------------------    ---------- ------------     ------------
CLASS I: NOMINEES TO SERVE UNTIL ANNUAL MEETING OF SHAREHOLDERS IN 1999:
Frank G. Barton, Jr.#     63 Chairman of the Board of    1977      128,083(2)          .5
                             the Barton Group, Inc.
                             (retail equipment
                             sales).
Jack R. Blair             53 Group President Smith &     1992        3,050             --
                             Nephew North America
                             since May, 1993;
                             President of Smith &
                             Nephew Surgical Products
                             Group until May, 1993.
Edmond D. Cicala#+        70 President, Edmond           1978      129,862(3)(4)       .5
                             Enterprises, Inc.
                             (consulting firm);
                             Director of Evans, Inc.
                             until April, 1994;
                             Director of Proffitts,
                             Inc.
Thomas C. Farnsworth,     58 Real Estate and             1977      209,716             .8
 Jr.                         Investments.
Sidney A. Stewart, Jr.+   69 Private investor            1985       80,224(4)(5)       .3
R. Lee Taylor             54 Private investor            1990       10,325             --
CLASS II: INCUMBENTS TO SERVE UNTIL ANNUAL MEETING OF SHAREHOLDERS IN 1997:
Christopher W. Canale     46 President, D. Canale        1993       35,371(6)          .1
                             Beverages, Inc.
John D. Canale, III*      50 President of D. Canale      1989       39,027(6)(7)       .2
                             Food Services, Inc.
                             (wholesale food
                             distributor); Secretary
                             of D. Canale & Co;
                             Secretary-Treasurer of
                             D. Canale Beverages,
                             Inc.
R. Lee Jenkins            66 Private investor            1990       13,071(8)          .1
W. Neely Mallory, Jr.*    62 President of Memphis        1974      104,588(9)          .4
                             Compress & Storage Co.
                             (warehousing firm);
                             Partner, Mallory
                             Partners.
James E. McGehee, Jr.*    66 President, McGehee          1976      951,179(10)        3.7
                             Realty and Development
                             Company.
Lucy Y. Shaw#             48 President, Common           1993          530             --
                             Denominator, Inc., since
                             August, 1993; Principal,
                             Medical Services
                             Research Group from
                             September 1994; to
                             October, 1995; President
                             and Chief Executive
                             Officer of Regional
                             Medical Center at
                             Memphis from August,
                             1990 until February,
                             1994.
Robert M. Solmson#        48 President and Director      1986       51,885(11)         .2
                             of RFS Hotel Investors,
                             Inc. since August, 1993
                             (real estate investment
                             trust); President of
                             RFS, Inc. from January,
                             1975 until August, 1993.

                                                                  SHARES OF
                                                                    COMMON           PERCENT OF
                                                                    STOCK              CLASS
                                    PRINCIPAL                    BENEFICIALLY       BENEFICIALLY
                                    OCCUPATION        YEAR FIRST   OWNED AS           OWNED AS
                               FOR PAST FIVE YEARS     ELECTED    OF FEB. 1,         OF FEB. 1,
   NAME                  AGE    AND DIRECTORSHIPS      DIRECTOR    1996(1)            1996(1)
   ----                  ---   -------------------    ---------- ------------       ------------
CLASS III: INCUMBENTS TO SERVE UNTIL ANNUAL MEETING OF SHAREHOLDERS IN 1998:
R. Grattan Brown, Jr.*    60 Member of the law firm      1978        37,755(12)          .1%
                             of Glankler Brown, PLLC
Bruce E. Campbell, Jr.*   65 Chairman of the             1976       319,335(13)         1.2
                             Executive Committee
                             since May 1993; Chairman
                             of the Board and Chief
                             Executive Officer of the
                             Company and NBC until
                             1993; Director of RFS
                             Hotel Investors, Inc.
                             and Memphis Compress &
                             Storage Co.
Thomas M. Garrott*        58 President of the            1977     1,074,188(4)(14)      4.2
                             Company; Chairman of the
                             Board and Chief
                             Executive Officer of the
                             Company and NBC since
                             May 1993; President of
                             NBC until May 1993.
Harry J. Phillips, Sr.+   66 Chairman of the             1977       503,301(4)(15)      2.0
                             Executive Committee of
                             Browning-Ferris
                             Industries, Inc. (waste
                             disposal service);
                             Director of RFS Hotel
                             Investors, Inc.
Rudi E. Scheidt#          71 Private Investor            1977     1,304,841(16)         5.1
Henry M. Turley, Jr.      55 President of Henry          1994         6,100              --
                             Turley Company (real
                             estate development).

----------
 * Member of the Executive Committee of the Board of Directors
#  Member of the Audit Committee of the Board of Directors
+  Member of the Stock Option and Management Compensation Committee
(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For purposes of calculating the percent of Common Stock beneficially owned, all shares that are subject to options that are exercisable within 60 days are deemed to be presently outstanding.
(2) Includes 2,085 shares held by Mr. Barton and his wife as custodians for their sons, as to which Mr. Barton disclaims any beneficial interest.
(3) Includes 29,079 shares held by Mr. Cicala's wife.

 (4) Includes as to each of these persons 51,688 shares held by the Company's Employee Stock Ownership Plan ("ESOP") which are pledged to NBC to secure a loan to the plan. All other shares in the Company's ESOP are voted by the employee to whom such shares are attributed. Messrs. Phillips (Chairman), Cicala and Stewart are members of the administrative committee of the plan and, as such, share voting and investment power with respect to shares held by the plan. Messrs. Cicala, Stewart and Phillips disclaim any beneficial interest in such shares. Mr. Garrott and Executive Vice President Lewis E. Holland are ex-officio members of the administrative committee and disclaim any beneficial interest in such shares except shares attributable to them under the plan.
 (5) Does not include 1,343 held by Mr. Stewart's wife.
 (6) Does not include shares owned by John D. Canale (deceased February 27,
     1996), father of Christopher W. Canale and John D. Canale, III. Messrs. Christopher W. Canale and John D. Canale, III are brothers. There are no other family relationships among nominees and directors. See "PRINCIPAL SHAREHOLDERS."
 (7) Includes 100 shares held by John D. Canale III as custodian for his nephew, as to which he disclaims any beneficial interest.
 (8) Includes 1,500 shares owned by Mr. Jenkin's wife, as to which Mr. Jenkins disclaims any beneficial interest.
 (9) Does not include 1,006 shares owned by Mr. Mallory's wife, as to which Mr. Mallory disclaims any beneficial interest.
(10) Includes 9,904 shares held as trustee for certain family members and 58,758 shares held by Mr. McGehee's wife, as to which Mr. McGehee disclaims any beneficial interest.
(11) Includes 11,448 shares held by Mr. Solmson as custodian for his children, 21,792 shares held by his wife and 7,071 shares owned by a trust as to which he has sole voting power, as to all of which shares Mr. Solmson disclaims any beneficial interest. Also includes 8,574 shares held by a trust in which Mr. Solmson has a beneficial interest.
(12) Includes 3,592 shares held by Mr. Brown's wife as to which he disclaims any beneficial interest.
(13) Includes 135,000 shares that Mr. Campbell has the right to purchase upon the exercise of stock options and 24,477 shares attributable to Mr. Campbell in the Company's Employee Stock Option Plan as to which Mr. Campbell has the power to direct voting. Also includes 11,497 shares held by his wife and sons, as to which he disclaims any beneficial interest, and 67,126 shares held jointly by Mr. Campbell and his wife.
(14) Includes 54,840 shares that Mr. Garrott has the right to purchase upon the exercise of stock options. Also includes 17,504 shares attributable to Mr. Garrott in the Company's Employee Stock Ownership Plan as to which Mr. Garrott has the power to direct voting. Also includes 109,470 shares held by Mr. Garrott as trustee for the benefit of his children, 20,450 shares held by Mr. Garrott's wife, and 105,000 shares held by MBA Corp., all of which shares of MBA Corp. are owned by his children, as to which Mr. Garrott disclaims any beneficial interest.
(15) Includes 60,083 owned by Mr. Phillips wife, as to which Mr. Phillips disclaims any beneficial interest.
(16) Includes 769,510 shares held by Mr. Scheidt as trustee for the benefit of his children, of which he has sole voting and investment power, and as to which Mr. Scheidt disclaims any beneficial interest. Does not include 383,023 shares held by his wife.

COMPENSATION OF DIRECTORS

  During 1995, the Company's directors were paid a fee of $500 per Board meeting attended and, except for directors who are officers of the Company or its subsidiaries, $150 per committee meeting attended. The Company's directors are also directors of NBC and as such received a fee of $500 per NBC Board meeting attended and, except for directors who are officers of the Company or its subsidiaries, $150 per NBC committee meeting attended during 1995. Except for directors who are officers of the Company or its subsidiaries, the directors received an annual retainer of $2,000 from the Company, payable semi-annually, and an annual retainer of $2,000 from NBC, payable semi-annually. Pursuant to the provisions of the Company's 1994 Stock Plan, the outside directors of National Bank of Commerce who attended 11 of 12 Board meetings during 1994 and outside directors of the Company's banks in Nashville, Knoxville and Belzoni who attended all four quarterly Board meetings during 1994 received 100 shares of NCBC stock as compensation for their attendance.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and greater than 10% shareholders ("Reporting Powers") to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from such Reporting Persons with respect to the period from January 1, 1995 through December 31, 1995, all filing requirements applicable to Reporting Persons have been met.

MANAGEMENT STOCK OWNERSHIP

  The following table sets forth the number of shares of Common Stock and the percentage of shares of Common Stock outstanding beneficially owned by the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company and its subsidiaries, and all directors and officers as a group, as of February 1, 1996.

                                             NUMBER OF SHARES OF
                                          COMMON STOCK BENEFICIALLY   PERCENT OF
                                         OWNED AS OF FEBRUARY 1, 1996   CLASS
                                         ---------------------------- ----------
Thomas M. Garrott......................           1,074,188(1)            4.2%
Douglas W. Ferris, Jr..................             163,812(2)             .6
Lewis E. Holland.......................              88,106(3)             .3
Gary L. Lazarini.......................             139,655(4)             .5
William R. Reed, Jr....................             133,780(5)             .5
All directors and executive officers as
 a group
 (26 persons)..........................           5,747,578(6)(7)        22.4

--------
(1) See Notes 4 and 14 under the caption "MANAGEMENT OF THE COMPANY-- Directors" above.
(2) Includes 17,942 shares attributable to Mr. Ferris pursuant to the Company's Employee Stock Ownership Plan and 9,620 shares that he has the right to purchase upon the exercise of stock options.
(3) Includes 162 shares attributable to Mr. Holland pursuant to the Company's Employee Stock Ownership Plan and 26,200 shares that he has the right to purchase upon the exercise of stock options, and 56 shares attributable to him under the Company's Taxable Income Reduction Account ("TIRA"). Also, see Note 4 under the caption "MANAGEMENT OF THE COMPANY--DIRECTORS" ABOVE.
(4) Includes 21,884 shares attributable to Mr. Lazarini pursuant to the Company's Employee Stock Ownership Plan and 45,367 shares that he has the right to purchase upon the exercise of stock options, and 1,858 shares attributable to him under the Company's Taxable Income Reduction Account ("TIRA"). Includes 45,168 shares held by Mr. Lazarini's wife as to which Mr. Lazarini disclaims any beneficial interest.
(5) Includes 89,607 shares held by Mr. Reed's wife as to which he disclaims any beneficial interest, 14,293 shares attributable to Mr. Reed pursuant to the Company's Employee Stock Ownership Plan, and 29,880 shares that he has the right to purchase upon the exercise of stock options.
(6) Includes an aggregate of 300,907 shares of Common Stock purchasable upon the exercise of stock options by the Chief Executive Officer, the four other most highly compensated executive officers and all directors and executive officers as a group. Also includes an aggregate of 145,058 shares under the Company's Employee Stock Ownership Plan and 6,462 under the Taxable Income Reduction Account attributable to the Chief Executive Officer, the four other most highly compensated executive officers and all directors and executive offices as a group.
(7) Does not include Common Stock beneficially owned by Directors Emeritus, other officers of the Company or officers of NBC's Management Committee who are not listed above (approximately 11%).

BOARD COMMITTEES AND ATTENDANCE

  The Company's Board of Directors has four principal standing committees--the Executive Committee, the Audit Committee, the Stock Option and Management Compensation Committee, and the Management/Nominating Committee. The Executive Committee, composed of Messrs. Campbell (Chairman), Brown, John Canale, Garrott, Mallory and McGehee, has, and may exercise, all the authority of the full Board between Board meetings with respect to matters other than the amendment of the Charter or By-laws of the Company, the adoption of a plan of merger or consolidation, or the disposition of substantially all of the assets or dissolution of the Company.

  The membership and principal functions of the Audit Committee are described under the caption "ACCOUNTING MATTERS" below.

  The membership and principal functions of the Stock Option and Management Compensation Committee are described under the caption "REPORT OF THE STOCK OPTION AND MANAGEMENT COMPENSATION COMMITTEE" below.

  The Company has a Management/Nominating Committee which consults with the Chairman and Chief Executive Officer concerning management succession. Any nominees submitted to the full Board of Directors to fill vacancies or new seats on the Board are the result either of recommendations to the Board by the Chairman and Chief Executive Officer with a consensus of the Committee, or recommendations by a majority of the Committee with the concurrence of the Chairman. Presently, the Company has no formal procedures by which shareholders may submit nominees to the Committee. The members of the Management/Nominating Committee are Messrs. Stewart (Chairman), Brown, John Canale, Jenkins, McGehee, Mallory and Phillips.

  During 1995, the Board of Directors held twelve meetings. Due to the frequent meetings of both the Company's and NBC's Boards and the fact that the Executive Committee of NBC met bi-weekly and the Audit Committee of NBC met twelve times during 1995 (the memberships of both committees being identical to their Company counterparts), neither the Executive Committee nor the Audit Committee of the Company met during 1995. The Stock Option and Management Compensation Committee held one meeting and the Management/Nominating Committee held four meetings during 1995.

  Because of conflicting schedules, in 1995 Messrs. Jenkins and Phillips attended fewer than 75% of the Company's Board meetings and meetings of committees of the Board on which they served.

               COMPENSATION OF MANAGEMENT AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries (hereinafter referred to as the "named executive officers").

                                                           ANNUAL              LONG-TERM
                                                      COMPENSATION(1)        COMPENSATION
                                                    -------------------- ---------------------
                                                                                AWARDS
                                                                         --------------------- ALL OTHER
                                                                         SECURITIES UNDERLYING COMPENSA-
            NAME AND PRINCIPAL POSITION        YEAR SALARY ($) BONUS ($)  OPTIONS GRANTED (#)  TION ($)
            ---------------------------        ---- ---------- --------- --------------------- ---------
 Thomas M. Garrott. Chairman of the Board,     1995  334,000    241,500         50,000           9,317(2)
                    President, Chief           1994  334,000    161,000         50,000          29,672(3)
                    Executive
                    Officer and Director of    1993  314,333    151,167         41,400          31,309(4)
                    the
                    Company; Chairman of the
                    Board, Chief Executive
                    Officer and Director of
                    NBC
 Douglas W. Ferris, Senior Vice President of   1995  117,950    279,231          7,500           4,450(2)
  Jr. .............
                    NBC and President of       1994  117,949    204,543          5,000          11,039(3)
                    National Commerce Bank     1993  114,950    129,245         10,200           8,727(4)
                    Services, Inc.
 Lewis E. Holland.. Executive Vice                   166,000    156,000         15,000           1,962(2)
                    President,                 1995
                    Treasurer, and Chief       1994   83,000     70,000         58,000           1,135(3)
                    Financial
                    Officer of the Company     1993      --         --             --              --
 Gary L. Lazarini.. Executive Vice President   1995  161,000     75,670          7,500           4,951(2)
                    of
                    NBC, Chairman and          1994  161,000     41,860            --           16,748(3)
                    President
                    of Commerce Investment     1993  156,000     88,000         19,800          14,045(4)
                    Corporation
 William R. Reed,   Executive Vice President   1995  165,000     54,250         15,000           4,273(2)
  Jr. ............. of the
                    Company, Director of       1994  165,000     52,700         15,000          12,859(3)
                    NBC,
                    Chairman of the Board of   1993  152,833     63,067         19,800           9,807(4)
                    Nashville Bank of Com-
                    merce
                    and NBC Bank, FSB (Knox-
                    ville), Chairman, Presi-
                    dent, and Chief Execu-
                    tive Officer of NBC
                    Bank, FSB (Belzoni)

----------
(1) The Company also provides certain perquisites and other personal benefits (i.e., auto allowance) to the named executive officers which do not exceed in the aggregate either $50,000 or 10% of each named executive officer's total annual salary and bonus. Includes directors' fees of an aggregate of $12,000 paid to Mr. Garrott and $9,500 paid to Mr. Reed for 1993; and an aggregate of $12,000 paid to Mr. Garrott, $3,000 paid to Mr. Holland, and $10,000 paid to Mr. Reed for 1994; and an aggregate of $12,000 paid to Mr. Garrott, $6,000 paid to Mr. Holland, and $10,000 paid to Mr. Reed for 1995.
(2) In 1995, all other compensation to named executive officers included (i) split dollar life insurance premiums of $7,355 for Mr. Garrott, $2,488 for Mr. Ferris, $2,989 for Mr. Lazarini, and $2,311 for Mr. Reed, and (ii) allocation of Company contributions under the Company's Employee Stock Ownership Plan of $1,962 to each Messrs. Garrott, Ferris, Holland, Lazarini and Reed.
(3) In 1994, all other compensation to named executive officers included (i) split dollar life insurance premiums of $27,544 for Mr. Garrott, $9,366 for Mr. Ferris, $14,620 for Mr. Lazarini, and $10,731 for Mr. Reed, and
    (ii) allocation of Company contributions under the Company's Employee Stock Ownership Plan of $2,128 each to Messrs. Garrott, Lazarini and Reed and $1,673 to Mr. Ferris.
(4) In 1993, all other compensation to named executive officers included (i) split dollar life insurance premiums of $27,781 for Mr. Garrott, $7,007 for Mr. Ferris, $11,711 for Mr. Lazarini, and $7,663 for Mr. Reed, and
    (ii) allocation of Company contributions under the Company's Employee Stock Ownership Plan of $3,528 to Mr. Garrott, $1,720 to Mr. Ferris, $2,334 to Mr. Lazarini, and $2,144 to Mr. Reed.

STOCK OPTION PLANS

  During 1994, the shareholders approved the Company's 1994 Stock Plan (the "1994 Plan"), which reserved 1,050,000 shares of Company's Common Stock for use under the 1994 Plan. Unoptioned shares under previous plans were transferred to reserved shares for the 1994 Plan. During 1990, the Board of Directors and shareholders approved the Company's 1990 Stock Plan (the "1990 Plan"), which reserved 675,000 shares of the Company's Common Stock for the granting of options and restricted stock to key employees. The 1990 Plan amended the Company's 1986 Stock Option Plan (the "1986 Plan") and the 1982 Incentive Stock Option Plan (the "1982 Plan") and merged such amended and restated plans into the 1990 Plan.

  Options are granted at the then prevailing market price. Options became exercisable six months subsequent to the date of grant under the 1982 Plan and become exercisable in equal parts at the end of the year of grant over the succeeding five to ten years under the 1986, 1990 and 1994 Plans. At the discretion of the 1982 Plan's administering committee, stock appreciation rights were attached to some of the options, whereby the optionee may receive cash for the difference between the exercise price of the related option and the fair market value of the Company's Common Stock. The Plans are restricted to eligible officers and key employees. Amounts set forth in the following tables reflect the effect of all stock dividends and splits declared through 1995.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to the grant of stock options under the Company's Stock Plans to the named executive officers for the year ended December 31, 1995.

                   INDIVIDUAL GRANTS(1)
-----------------------------------------------------------
                                                                 POTENTIAL
                                                             REALIZABLE VALUE
                          PERCENT OF                            AT ASSUMED
                             TOTAL                             ANNUAL RATES
               NUMBER OF    OPTIONS                           OF STOCK PRICE
              SECURITIES  GRANTED TO   EXERCISE                APPRECIATION
              UNDERLYING   EMPLOYEES      OR                  FOR OPTION TERM
                OPTIONS       IN      BASE PRICE EXPIRATION -------------------
    NAME      GRANTED (#) FISCAL YEAR   ($/SH)      DATE       5%       10%
    ----      ----------- ----------- ---------- ---------- -------- ----------
Thomas M.
 Garrott....    50,000       24.9%     $24.625    8-10-03   $600,604 $1,478,485
Douglas W.
 Ferris,
 Jr. .......     7,500        3.7       24.625    8-10-03     90,091    221,773
Lewis E.
 Holland....    15,000        7.5       24.625    8-10-03    180,181    443,546
Gary L.
 Lazarini...     7,500        3.7       24.625    8-10-03     90,091    221,773
William R.
 Reed, Jr. .    15,000        7.5       24.625    8-10-03    180,181    443,546

--------
(1) Options become exercisable in equal parts over the five to ten years succeeding the date of grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

  The following table sets forth certain information with respect to the value of unexercised options and SARs held by the named executive officers of the Company and its subsidiaries at December 31, 1995.

                                                       NUMBER OF
                                                      SECURITIES                 VALUE OF
                                                      UNDERLYING                UNEXERCISED
                            SHARES                    UNEXERCISED              IN-THE-MONEY
                          ACQUIRED ON  VALUE         OPTIONS/SARS              OPTIONS/SARS
                           EXERCISE   REALIZED       AT FY-END (#)            AT FY-END($)(2)
    NAME                      (#)      ($)(1)  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
    ----                  ----------- -------- ------------------------- -------------------------
Thomas M. Garrott.......       --     $    --       210,765/190,510        $2,930,784/$2,076,773
Douglas W. Ferris, Jr. .       --          --         9,620/ 13,080            30,365/    33,369
Lewis E. Holland........       --          --        26,200/ 46,800           103,075/   166,800
Gary L. Lazarini........    17,151     336,786       45,367/ 15,420           528,411/    50,003
William R. Reed, Jr. ...    42,877     781,569       29,880/ 28,920           216,443/    85,002

----------
(1) Market value of underlying securities at exercise minus the exercise price.
(2) Market price at year end less exercise price.

PENSION PLAN TABLE

  The Company maintains a non-contributory, defined benefit retirement plan, which covers all eligible employees of the Company. The following table describes estimated retirement benefits payable under the retirement plan to employees in the specified period-of-service and compensation classifications, assuming retirement at age 65 on February 1, 1996. Retirement benefits are not subject to social security deductions or offsets.

                               CREDITED SERVICE
 FINAL     --------------------------------------------------------------------
  PAY      5 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
--------   -------    --------    --------    --------    --------    --------
$125,000   $11,934    $35,800     $47,732     $59,667     $71,600     $ 83,533
 150,000    14,472     43,414      57,884      72,356      86,828      101,298
 175,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 200,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 225,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 250,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 300,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 400,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 450,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 500,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 550,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*
 600,000    14,472*    43,414*     57,884*     72,356*     86,828*     101,298*

----------
* Represents the maximum legal permissible benefit under the retirement plan for individuals retiring in 1995.

  The retirement plan contains a five-year vesting requirement, effective January 1, 1989, and provides remuneration upon retirement at age 65 based generally upon average compensation for the five calendar years preceding retirement and years of service, with additional preretirement disability and death benefits. Benefits are calculated on the normal retirement option available to participants, which is ten years certain and life. Compensation covered by the retirement plan includes base salaries, overtime pay, commissions and bonuses. Covered compensation for commissioned employees is limited to $50,000. In 1995, covered compensation for Messrs. Garrott, Ferris, Holland, Lazarini and Reed was $646,500, $400,558, $356,000, $250,670 and $234,250, respectively. At
December 31, 1995, Messrs. Garrott, Ferris, Holland, Lazarini and Reed had 13, 29, 2, 36, and 26 years of credited service, respectively, under the retirement plan.

  The Board of Directors has also adopted a restoration pension plan that would restore any portion of the pension payable to any participant in the retirement plan which cannot be paid from such retirement plan due to the maximum benefit limitations imposed by Section 415 and by the maximum compensation limitations imposed by Section 401(a)(17) of the Internal Revenue Code. If Messrs. Garrott, Ferris, Holland, Lazarini and Reed work for NBC until age 65 at their 1995 rate of compensation, the restoration pension plan will provide additional annual benefits of $209,013, $186,503, $45,096, $134,838 and $86,402, respectively.

EMPLOYMENT AGREEMENTS

  NBC entered into employment agreements with Mr. Thomas M. Garrott dated as of September 1, 1993, Mr. William R. Reed, Jr. dated as of January 1, 1992, Mr. Gary L. Lazarini dated as of September 1, 1993 and Mr. Lewis E. Holland dated as of July 1, 1994 (the "Agreements"). Except as noted below, each Agreement contains substantially the same terms and provisions. The Agreements supersede and terminate any other agreements previously existing concerning employment or compensation for such officers, except for the Deferred Compensation Agreement for Mr. Garrott described below, which remains in effect.

  Mr. Garrott will be employed by NBC in his current position for a continuously renewing term of five years until he reaches age 65, at which time the term automatically becomes a continuously renewing term of one year until notice of termination is given by either party. Mr. Garrott is employed at a guaranteed annual base salary of $334,000 (which may be increased at the discretion of NBC). Mr. Reed will be employed by NBC in his current position for a continuously renewing term of three years until he reaches age 65 at a guaranteed annual base salary of $165,000 (which may be increased at the discretion of NBC). Mr. Lazarini will be employed by NBC in his current position for a continuously renewing term of three years until he reaches age 65 at a guaranteed annual base salary of $161,000 (which may be increased at the discretion of NBC). Mr. Holland will be employed by NBC in his current position for a continuously renewing term of five years until he reaches age 65 at a guaranteed annual base salary of $166,000 (which may be increased at the discretion of NBC).

  Each Agreement may be terminated by NBC for cause (as defined in the Agreements). In addition, the Agreements of Messrs. Garrott, Reed and Lazarini may be terminated without cause upon the giving of five years' notice for Mr. Garrott and upon the giving of three years' notice to Messrs. Reed and Lazarini during which time the officer would be converted to part-time status as described below. The Agreement of Mr. Holland may be terminated without cause upon the giving of written notice to Mr. Holland and the officer would immediately be placed on part-time status, as described below, until age sixty-five (65). Further, under the Agreements of Messrs. Garrott, Reed, Lazarini and Holland, in the event that (i) NBC breaches the terms of the respective Agreements in any material respect, (ii) the respective officer is not reelected or reappointed to his current position (without cause), or (iii) under Mr. Garrott's Agreement, the officer's duties, responsibilities, powers, authority and functions are increased, changed or diminished (without cause and without the officer's consent), or under Mr. Reed's, Mr. Lazarini's and Mr. Holland's Agreement, their duties, powers, and authority are diminished (without cause and without the officer's consent), the respective officers are entitled to convert to part-time status for the terms permitted in their respective Agreements.

  If Messrs. Garrott, Reed or Lazarini converted to part-time status, the officer would be entitled to a guaranteed annual base salary equal to seventy-five percent (75%) of the officer's average annual total direct compensation (as defined in the Agreements) for a period of up to five years for Mr. Garrott and three years for Mr. Reed and Mr. Lazarini. If Mr. Holland converts to part-time status, the officer would be entitled to a guaranteed minimum annual base salary (a) from the date the officer goes on part-time status for a period of 5 years or (b) from the date he goes on part-time status until he attains age 65, whichever is shorter, in an amount equal to 75% of the officer's average of annual total direct compensation (as defined in the Agreement) provided that the guaranteed minimum annual base salary shall not be less than 75% of $300,000. Each Agreement also provides that the officer may elect to terminate the Agreement at any time upon 90 days' notice (with or without cause) and upon such a termination receive his salary as provided in the Agreement during the 90-day notice period and a lump-sum payment equal to three months' pay upon the expiration of such 90-day period. Under Mr. Garrott's Agreement, on or after November 3, 1999, and while employed on active status, Mr. Garrott is entitled to convert to part-time status until age 65.

  The Agreements provide that in the event of a "change of control" (as defined below) involving NBC or the Company, Mr. Garrott, if on full-time or part-time status, and Mr. Reed and Mr. Lazarini, if on full-time status or during the first twelve months of part-time status, may elect to receive severance pay in an amount equal to three times his average annual compensation for the most recent five-year period preceding the change in control minus one dollar. Payment of such amount terminates the officer's right to receive the guaranteed annual base salary pursuant to the Agreement; however, such amount would be in addition to amounts otherwise payable to the officer under the Agreement (including reimbursement of expenses and attorney's fees) and other current or future oral or written agreements or plans. The Agreements further provide that NBC will indemnify the officer for adverse tax consequences arising out of the assertion that any payments under the Agreements are subject to any special excise or similar purpose tax directed at change of control payments. The value received from accelerated vesting of stock options as a result of a change in control may also be deemed to be change in control payments. If aggregate change of control payments equal or exceed three times the officer's average annual compensation for the most recent five-year period preceding the change in control, such an excise tax could be asserted. In such case, the payments also will not be deductible by the Company for federal income tax purposes. A change in control is deemed to occur if, with or without the approval of NBC's Board of Directors, (i) more than 25% of the voting stock of NBC or NBC's parent (a company owning 25% of the voting stock of NBC) is acquired by any person other than a person that includes the officer, or (ii) as the result of a tender offer, merger, consolidation, sale of assets, contested election, or any combination of such transactions, the persons who were directors of NBC or NBC's parent immediately before the transaction shall cease to constitute a majority of the Board of Directors of NBC, NBC's parent, or of any successor to either.

  The Agreements also include provisions that prohibit Messrs. Garrott, Reed, Lazarini and Holland during the terms of their respective Agreements and for two years thereafter from engaging in commercial banking activity in Shelby County, Tennessee (or in any other county in which NBC or its affiliates engage in banking activity representing a specified minimum amount of income of NBC or its affiliates), unless the officer's employment is terminated for cause (as defined in the Agreement). In addition, Mr. Garrott is prohibited from engaging in any business related to banking in supermarkets or other retail stores for the same period. The Agreements provide for benefits to Messrs. Garrott, Reed, Lazarini and Holland (or their designated beneficiaries) in the event of disability or death. Mr. Garrott's Agreement also provides certain medical and dental insurance benefits for the employee and his spouse.

  On December 1, 1983, NBC and Mr. Garrott entered into a Deferred Compensation Agreement which entitled Mr. Garrott to receive monthly retirement benefits equal to the excess, if any, of the monthly retirement benefits that would have been payable to Mr. Garrott under the Company's Retirement Plan if Mr. Garrott had been employed by the Company since January 1, 1964, over the monthly retirement benefits actually payable to Mr. Garrott under his previous employer's pension plan.

                   REPORT OF THE STOCK OPTION AND MANAGEMENT
                            COMPENSATION COMMITTEE

  The Stock Option and Management Compensation Committee (the "Committee") of the Board of Directors of the Company reviews the Company's executive compensation policies and programs and submits recommendations to the Board of Directors. The members of the Committee are Messrs. Phillips (Chairman), Cicala and Stewart, all of whom are non-employee directors.

  The Committee re-engaged the services of a nationally recognized compensation consulting firm to update the findings and recommendations of the 1994 executive compensation study. The study compares the compensation practices of NCBC to other financial institutions based on asset size, earnings performance and survey data. Although none of the companies in the Peer Group were included in the KBW 50 Bank Stock Index, an index of national financial institutions which the Company uses in evaluating its financial performance, the Committee believes that this is an appropriate Peer Group for compensation comparison purposes. The Peer Group indicated how comparably sized financial institutions were compensating executives with similar responsibilities as those of the Company's executive officers.

  Compensation awarded to executive officers is designed to assure that the Company continues to attract, motivate and retain executives of superior abilities. The Company's general goal for compensating its executive officers is to provide competitive compensation in the median or upper range of that received by executive officers with similar duties and responsibilities at financial institutions in the Peer Group.

  The compensation of the Company's top executive officers, including the Chief Executive Officer, is specifically linked to the overall financial performance of the Company. Annual incentive bonuses are awarded to executive officers on the basis of group, division, individual and overall corporate performance. The Company's compensation program rewards key officers for the enhancement of shareholder value by providing key officers with appropriate ownership interests in the Company through awards of stock options. In reviewing the performance of the Company's key officers other than Mr. Garrott, the Committee takes Mr. Garrott's recommendations into account. The Committee will review the qualifying compensation regulations issued by the Internal Revenue Service (the "Service"). Currently, compensation is not expected to exceed the $1 million base; therefore, compensation should not be affected by the Service's qualifying compensation regulations.

BASE SALARY

  Each executive officer's base salary is based primarily upon the competitive market for the executive officer's services. However, Messrs. Garrott, Holland and Reed are guaranteed minimum base salaries in accordance with the terms and conditions of each of their particular employment agreements with NBC. See "COMPENSATION OF MANAGEMENT AND OTHER INFORMATION--Employment Agreements."

  In 1995, the Committee did not increase the base salaries of executive officers earning more than $50,000 with the exception of one officer whose salary was significantly below the market for positions of similar responsibilities.

ANNUAL INCENTIVE PLAN

  The Company's annual incentive plan is designed to give executive officers and other key employees additional incentive to maximize the Company's long-term return for its shareholders. The awards under the Company's annual incentive plan to its executive officers are determined by a two-step process that considers both the performance of the Company as a whole during the year and the individual performance of each executive officer. No awards are granted if the Company fails to achieve the minimum financial goals approved by the Board of Directors.

  Annual incentive awards for executive officers in 1995 were awarded pursuant to an annual incentive plan approved by the Committee and ratified by the Board of Directors. Under this plan, amounts awarded to executive management were between 20% and 75% of base salary.

  In 1995, the annual incentive plan for certain executive officers allowed participants to earn a bonus based upon (1) the Company's 1995 earnings growth, defined as the Company's consolidated net income comparing 1995 to 1994, (2) the individual's performance, and (3) the Company's ranking on the Keefe, Bruyette and Woods "Honor Roll". Each component was considered separately. The individual performance criteria of Messrs. Holland, Reed and Lazarini included a targeted increase in the net income of certain subsidiaries of the Company and the achievement of specific results for the Company and its subsidiaries. The individual performance criteria for Mr. Ferris was based entirely on the target net income performance of a certain subsidiary of the Company.

STOCK OPTION PLANS

  The Committee considers stock options under the 1994 Plan for key employees, including key executive officers of the Company and its subsidiaries. Stock options are designed to align the interests of the Company's officers with those of its shareholders. Stock options are granted by the Committee to those key employees whose responsibilities place them in a position to make contributions to the overall financial success of the Company. These options are granted with an exercise price equal to the market price of the Common Stock on the day of grant and vest ratably over a period of five years. Since the full benefits of these options cannot be realized unless the Company's stock price appreciates over time, the creation of shareholder value is facilitated. More than 250 key employees of the Company and its subsidiaries have been granted stock options. This represents approximately 23% of the total full-time employees of the Company and its subsidiaries.

  In 1995, the Committee approved grants of non-qualified stock options to executive officers based upon the performance contributions of the particular executive officer in light of the same individual performance factors utilized in determining incentive awards, as described above, and the recommendations of an independent executive compensation consulting firm. The consultants considered comparable levels of responsibilities at peer banks based on asset size and overall financial performance.

CHIEF EXECUTIVE OFFICER'S 1995 COMPENSATION

  Officers earning more than $50,000 per year did not receive an increase in base salary for 1995. Consistent with this practice, the base salary of Mr. Garrott was not increased during 1995.

  Based on the Company's attaining a 12% growth in consolidated net income and an improvement in the efficiency ratio, Mr. Garrott earned a bonus equal to 50% of his base salary. Additionally, Mr. Garrott had an opportunity to earn an additional 25% of base salary if the Company were to rank in the top five banks of the Keefe, Bruyette and Woods Honor Roll. The Honor Roll includes those banks with the highest growth in earnings per share over a rolling 10-year basis with in earnings during the period.

  The Company continued to be ranked in the top five for 1995, therefore Mr. Garrott earned the maximum award of 25% for a total bonus award equal to 75% of his base salary (i.e., $241,500 bonus award). Mr. Garrott was also awarded an option grant of 50,000 shares of common stock. The Committee considered the Company's overall performance, Mr. Garrott's contribution to the Company's success and the number of options granted to Mr. Garrott.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Cicala, Phillips and Stewart, all of whom are non-employee directors, served as members of the Company's Stock Option and Management Compensation Committee. Some of the officers and directors of the Company, including Messrs. Cicala, Phillips and Stewart, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of the Company's subsidiaries. As customers, they have had transactions in the ordinary course of business, including borrowings. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of the Company, do not involve more than normal risk of collectibility or present any other unfavorable features.

  The line graph below reflects the cumulative eleven-year shareholder return (assuming reinvestment of dividends) on the Company's Common Stock compared to such return of the S&P 500 Stock Index, the Southeastern regional bank holding companies listed below, and the Tennessee bank holding companies listed below. The graph reflects investment of $100 on December 31, 1984 in the Company's Common Stock, the S&P Stock Index, the Southeastern bank holding companies listed below (weighted by market capitalization), and the Tennessee bank holding companies listed below (weighted by market capitalization). In December 1984, the Company sold its headquarters building complex and reinvested the proceeds in higher-yielding assets. It was a significant date in the financial history of the Company.


                                                 [PERFORMANCE GRAPH APPEARS HERE]
                                                     COMPARATIVE TOTAL RETURNS
                                        NCBC, S&P 500, SOUTHEASTERN BANKS, TENNESSEE BANKS
                                                  (Performance through 12/31/95)
                1985      1986      1987      1988      1989      1990      1991       1992       1993       1994       1995
               -------------------------------------------------------------------------------------------------------------------
NCBC           $183.46   $208.43   $355.38   $372.00   $362.49   $325.48   $607.50    $762.59    $926.06    $962.43    $1,142.01
Southeastern   $118.83   $127.95   $114.80   $143.05   $181.54   $139.60   $246.22    $314.52    $316.53    $317.07      $479.99
Tennessee      $138.92   $168.72   $128.96   $146.37   $146.98   $ 90.99   $199.56    $298.67    $333.33    $323.67      $527.34
S&P 500        $131.57   $155.87   $164.03   $191.60   $251.93   $243.94   $318.46    $343.24    $377.57    $382.57      $526.06

(1) Includes the following Southeastern bank holding companies, which are the five largest Southeastern-based bank holding companies: Barnett Banks, Inc., First Union Corporation, NationsBank Corporation, SunTrust Banks, Inc., Wachovia Corporation.

(2) Includes the following Tennessee bank holding companies, which are the only bank holding companies headquartered in Tennessee that are larger than the Company: First American Corporation, First Tennessee National Corporation, Union Planters Corporation.

                                                  Harry J. Phillips, Sr.
                                                  Edmond D. Cicala
                                                  Sidney A. Stewart, Jr.

                       FIVE-YEAR STOCK PERFORMANCE GRAPH

  The line graph below reflects the cumulative five-year shareholder return (assuming reinvestment of dividends) on the Company's Common Stock compared to such return of the S&P 500 Stock Index and the KBW 50 Bank Stock Index. The graph reflects investment of $100 on December 31, 1989 in the Company's Common Stock, the S&P 500 Index and the KBW 50 Bank Stock Index.

                             [GRAPH APPEARS HERE]


                                             COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                                            AMONG NCBC, S&P 500 INDEX AND KBW 500 INDEX

Measurement period                             NCBC                  S&P 500                 KBW 500
(Fiscal year Covered)                                                 Index                   Index
---------------------                        --------               ---------               ---------
 Measurement PT -
12/31/90                                     $100                   $100                    $100
FYE 12/31/91                                 $186.65               $130.55                  $158.30
FYE 12/31/92                                 $234.30               $140.71                  $201.67
FYE 12/31/93                                 $284.52               $154.78                  $212.77
FYE 12/31/94                                 $295.70               $156.83                  $201.92
FYE 12/31/95                                 $350.87               $215.65                  $323.47

================================================================================

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

  Some of the officers and directors of the Company and its subsidiaries, including some of the nominees described above, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of the Company's subsidiaries. As customers, they have had transactions in the ordinary course of business, including borrowings. As of December 31, 1995, the Company's subsidiary banks had an aggregate of approximately $31,187,000 (10.51% of NCBC's equity and 1.61% of NCBC's net loans) in loans outstanding to such persons. This aggregate amount comprised loans to officers, directors and nominees in the amount of $3,270,000 and loans to immediate family members and corporations or other organizations that are associates of such persons in the amount of approximately $27,917,000. An aggregate of approximately $26,518,000 of this total represented loans outstanding to three directors and their associates. All of the foregoing loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of the Company, do not involve more than normal risk of collectibility or present any other unfavorable features.

  Many of the officers, directors and nominees of the Company and their associates and immediate family members maintain deposit relationships with the Company's subsidiaries in various types of accounts, including certificates of deposit. Interest rates paid on deposits of officers, directors and nominees and their associates and immediate family members are substantially similar to rates paid for comparable deposits of parties who are not affiliated with the Company.

  In December, 1987, NBC issued $1,025,000 in term notes to the Mallory Partners, a Tennessee general partnership of which W. Neely Mallory, Jr., a director of the Company, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

  R. Grattan Brown, Jr., a director of the Company, is a partner in the law firm of Glankler Brown. That firm from time to time represents NBC and certain other subsidiaries.

  During 1993, Bruce E. Campbell, Jr., the former Chief Executive Officer of the Company and NBC, and currently a director and the Chairman of the Executive Committee of the Company, exercised his right under his employment agreement to convert to part-time status until age 65. Pursuant to his employment agreement, Mr. Campbell was paid an annual part-time base salary of $349,371 in 1995, which part-time base salary will be increased annually based on an increase, if any, in the Consumer Price Index, and additional compensation in the aggregate of $32,109 consisting of director's fees in the aggregate of $11,000, split-dollar life insurance premiums of $6,701, an allocation of Company contributions under the Company's Employee Stock Ownership Plan of $1,962, and group life insurance replacement premiums of $12,446. Upon reaching age 65 on March 7, 1996, Mr. Campbell retired and has been retained by the Company as a consultant.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning each person known to the Board of Directors of the Company to be a "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of Common Stock of the Company as of February 1, 1996.

                                  AMOUNT BENEFICIALLY
                                      OWNED AS OF
     NAME AND ADDRESS              FEBRUARY 1, 1996   PERCENT OF CLASS(1)
     ----------------             ------------------- ------------------
National Bank of Commerce              1,679,282(2)          6.6%
One Commerce Square
Memphis, Tennessee 38150
National Commerce Bancorporation       1,392,406             5.4
Employee Stock Ownership Plan
One Commerce Square
Memphis, Tennessee 38150
John D. Canale                         1,488,969(3)          5.8
D. Canale & Company
P. O. Box 1739
Memphis, Tennessee 38101
Ruane, Cunniff & Co., Inc              1,339,687             5.2
767 Fifth Avenue
New York, NY 10153-4798
Rudi E. Scheidt                        1,304,741(4)          5.1
54 South White Station
Memphis, Tennessee 38117

----------
(1) For purposes of calculating the percent of Common Stock beneficially owned, all shares that are subject to options that are exercisable within 60 days are deemed to be presently outstanding.
(2) NBC has sole voting and investment power with respect to 933,214 of such shares, shares voting and investment power with respect to 97,067 of such shares and has no voting or investment power with respect to 649,001 of such shares. NBC has no beneficial interest in any of such shares. NBC intends to vote all of the 933,214 shares that it has discretion to vote in favor of each matter set forth in the attached Notice of Annual Meeting of Shareholders and in this Proxy Statement. As a general rule, where NBC shares voting power under these arrangements, it allows the person with whom that power is shared to vote such shares. The shares shown are held by NBC in various fiduciary or agency capacities and do not include 1,392,406 shares owned by the Company's Employee Stock Ownership Plan.
(3) Includes 17,266 shares owned by Mr. Canale's wife, as to which Mr. Canale shares voting and investment power, and as to which he disclaims any beneficial interest. Does not include shares owned by his sons Christopher
    W. Canale and John D. Canale, III, who are on the Board of Directors. See "MANAGEMENT OF THE COMPANY--Directors" above. Mr. Canale died on February 27, 1996.
(4) See Note 16 under the caption "MANAGEMENT OF THE COMPANY--Directors" above.

                              ACCOUNTING MATTERS

  At its March 14, 1996 meeting, the Board of Directors appointed Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the current year. Ernst & Young LLP has acted in this capacity since 1971. The Board of Directors considers Ernst & Young LLP to be well qualified and recommends that the shareholders vote to ratify that appointment.

  In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP for the fiscal year ending December 31, 1996 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Such disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

  A representative of Ernst & Young LLP is expected to be available at the Annual Meeting. The representative will be given the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions from shareholders.

  The Audit Committee serves the principal functions of recommending to the Board of Directors the persons or firm to be employed as independent auditors of the Company; reviewing with such auditors the scope of their engagement, their report of audit and the accompanying management letter, if any; consulting with the independent auditors and management with regard to the Company's accounting methods and the adequacy of the Company's internal system of accounting control; approving professional services provided by the independent auditors; reviewing the independence of the independent auditors; and considering the range of the independent auditors' audit and non-audit fees. The members of the Audit Committee of the Board of Directors are Messrs. Cicala (Chairman), Barton, Scheidt, Solmson, and Mrs. Shaw.

                         ANNUAL REPORT TO SHAREHOLDERS

  The annual report of the Company for the fiscal year ended December 31, 1995, including all financial statements, is being mailed with this Proxy Statement.

                          ANNUAL REPORT ON FORM 10-K

  The Company will provide without charge, at the written request of any beneficial shareholder of record on March 1, 1996, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of the Company's Annual Report on Form 10-K should be mailed to:

      NATIONAL COMMERCE BANCORPORATION
      One Commerce Square
      Memphis, Tennessee 38150
      Attention: Lewis E. Holland

                      VOTING OF PROXIES AND REVOCABILITY

  When the Proxy is properly executed and returned to the Board of Directors, the shares represented by the Proxy will be voted as directed by the shareholder executing the Proxy unless it is revoked. If no directions are given on the Proxy with respect to any particular matter to be acted upon, the shares represented by the Proxy will be voted in favor of such matter. Any shareholder giving a Proxy may revoke it at any time before it is voted. Revocation of a Proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it or (ii) a duly executed Proxy bearing a later date. A shareholder who is present at the Annual Meeting may revoke the Proxy and vote in person if he so desires.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Board of Directors will request banks and brokers to solicit their customers having a beneficial interest in the Company's stock registered in the names of nominees, and the Company will reimburse such banks and brokers for their reasonable out-of-pocket expenditures made in such solicitations. Proxies may be solicited by employees of the Company or NBC by mail, telephone, telecopy, telegraph and personal interview. The Board of Directors does not presently intend to pay compensation to any individual or firm for the solicitation of proxies; however, if the Board of Directors should deem it necessary and appropriate, it may retain the services of an outside individual or firm to assist in the solicitation of Proxies.

                             SHAREHOLDER PROPOSALS

  Any shareholder proposals intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company at its corporate offices no later than December 24, 1996 in order to be considered by the Board of Directors for inclusion in the proxy statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

  The minutes of the Annual Meeting of the Shareholders held on April 26, 1995, will be presented at the meeting for approval. It is not intended that approval of the minutes will constitute ratification of the matters referred to therein.

  The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment thereof, it is intended that the persons named in the enclosed Proxy will vote such Proxy on such matter in accordance with their best judgment.

                                          Gus B. Denton
                                          Secretary

March 26, 1996

--------------------------------------------------------------------------------

                       NATIONAL COMMERCE BANCORPORATION

                                     PROXY

        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                          SHAREHOLDERS APRIL 24, 1996

     The undesigned hereby appoints THOMAS M. GARROTT; JAMES E. MCGEHEE, JR.; and GUS B. DENTON, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of National Commerce Bancorporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, April 24, 1996, at 10:00 a.m. local time, in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, and at any adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournments thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

                     (Continued and to be dated and signed on the reverse side.)

                                       NATIONAL COMMERCE BANCORPORATION
                                       P.O. BOX 11444
                                       NEW YORK, N.Y. 10203-0444

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

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    [  ]

1. ELECTION OF DIRECTORS

FOR all nominees
listed below.    [X]

WITHHOLD AUTHORITY to vote
for all nominees listed below. [X]

*EXCEPTIONS  [X]

Class 1 to serve until Annual Meeting of Shareholders in 1999; Frank G. Barton, Jr.; Jack R. Blair; Edmond D. Cicala; Thomas C. Farnsworth, Jr.; Sidney A. Stewart, Jr.; and R. Lee Taylor
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions _________________________________________________________________

2. RATIFICATION of the Board of Director's appointment of Ernst & Young LLP, independent certified public accountants, as auditors of the Company
   for the year ending December 31, 1996.  FOR [X]    AGAINST [X]    ABSTAIN [X]

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED,
       THE PROXY WILL BE VOTED "FOR" EACH OF THE ABOVE-STATED PROPOSALS.

                                                        Change of Address or
                                                        --------------------
                                                        Comments Mark Here   [X]
                                                        ------------------

       Please date this proxy and sign exactly as your names appear hereon. When more than one owner is shown below, each should sign.
       When signing in fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If this proxy is submitted by a partnership, it should be executed in partnership name by an authorized person.


       Dated: ___________________________________________________________, 1996

    |  ________________________________________________________________________
    |
____|  ________________________________________________________________________


Please sign and date and return the proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

Votes must be indicated
(X) in Black or Blue Ink.  [X]

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